BEHLERMICK PS®
Bank of America Financial Center
601 W Riverside, Suite 430
Spokane, WA 99201
United States of America

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated June 10, 2009, except for Note 2 which is dated October 22, 2009 with respect to the consolidated financial statements of U.S. Geothermal, Inc. for the years ending March 31, 2009, 2008 and 2007, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

BehlerMick PS

BehlerMick PS
Spokane, Washington
January 8, 2010

T: +1 509 838 5111
F: +1 509 838 5114